                                                                    EXHIBIT 11.1

                 STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
                  COMPUTATIONS OF NET INCOME PER COMMON SHARE
                                  (UNAUDITED)

                  (Amounts in thousands except per share data)

                                                  THREE MONTHS ENDED  SIX MONTHS ENDED
                                                       June 30,           June 30,
                                                    1994      1995     1994     1995
                                                  --------  --------  -------  -------
Primary and fully diluted:

Weighted average shares outstanding                  9,028     9,388    9,028    9,388

Assumed exercise of Series A and B stock
  options (Treasury stock method)                       86       176      106      196
                                                    ------    ------   ------   ------
Total common share equivalents                       9,114     9,564    9,134    9,584
                                                    ======    ======   ======   ======
Net income                                          $  163    $1,552   $  235   $3,000
                                                    ======    ======   ======   ======

Per share amounts - primary and fully diluted:

Net income                                          $ 0.02    $ 0.16   $ 0.03   $ 0.31
                                                    ======    ======   ======   ======